Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels First Quarter Earnings Rise

— Reported EPS Climbs 88% to $.30 —

— EPS Before Accounting Change Up 11% —

IRVING, Texas – May 29, 2003 – Michaels Stores, Inc. (NYSE: MIK) today reported financial results for its first quarter ended May 3, 2003. Net income for the quarter was $20.8 million compared to net income of $11.5 million in the same period last year, an 82% increase. Diluted earnings per share for the quarter, including the cumulative effect of an accounting change, were $.30 compared to $.16 in the same period last year, an 88% increase. The first quarter of last year included a charge for the cumulative effect of an accounting change of $7.4 million, net of tax, for the early adoption of EITF 02-16, Accounting by a Customer for Cash Consideration Received from a Vendor. Income for the quarter, before the cumulative effect of the accounting change, increased 10% from the $18.9 million reported in the same period last year and diluted earnings per share for the quarter, excluding the cumulative effect of an accounting change for the first quarter of 2002, increased 11% over last year’s $.27. Total sales for the first quarter increased 9% to $656.4 million from $603.2 million for the same period last year. Same-store sales were up 2% for the quarter.

     Michael Rouleau, President and Chief Executive Officer, said, “We are pleased with our sales and profit performance in the first quarter, particularly in light of a tough retail environment. Additionally, we have made excellent progress on our critical perpetual inventory and automated replenishment initiatives during the quarter and now have nearly 60% of our stores on the perpetual inventory system.”

     A conference call will be held at 4:00 p.m. CDT today to discuss first quarter earnings results. Those who wish to participate in the call may access it by dialing 973-633-6740. Any interested party will also have the opportunity to listen to the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Friday, June 6. Replay may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 3697346.

     The Company plans to release its May 2003 sales results on Thursday, June 5, 2003 and will host a conference call at 7:30 a.m. CDT on that date to discuss them. Those who wish to participate in the call may access it by dialing 973-633-6740. Any interested party will also have the opportunity to listen to the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be archived until Thursday, June 12. Replay may be accessed at www.michaels.com or by phone at
973-341-3080, PIN 3697313.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300

     After its July sales conference call on the morning of Thursday, August 7, 2003, the Company will convert to a quarterly sales and earnings conference call schedule. While the Company will continue to provide monthly sales updates via news release, it will transition to quarterly-only conference calls beginning with a review of its second quarter performance on Wednesday, August 27 at 4:00 p.m. CDT.

     Michaels Stores, Inc. (www.michaels.com) is the world’s largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 774 Michaels stores in 48 states and Canada, 153 Aaron Brothers stores, located primarily on the West Coast, and one wholesale operation in Dallas, Texas.

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors’ locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

— Tables Follow —

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300

MICHAELS STORES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share data)

	1st Quarter

	2003	2002

Net sales	$656,388	$603,220
Cost of sales and occupancy expense	420,548	392,080

Gross profit	235,840	211,140
Selling, general, and administrative expense	194,594	173,199
Store pre-opening costs	1,753	1,684

Operating income	39,493	36,257
Interest expense	5,071	5,084
Other (income) and expense, net	(856)	(854)

Income before income taxes and cumulative effect of accounting change	35,278	32,027
Provision for income taxes	14,464	13,131

Income before cumulative effect of accounting change	20,814	18,896
Cumulative effect of accounting change, net of tax	—	7,433

Net income	$20,814	$11,463

Earnings per common share excluding cumulative effect of accounting change:
Basic	$0.31	$0.29

Diluted	$0.30	$0.27

Earnings per common share including cumulative effect of accounting change:
Basic	$0.31	$0.17

Diluted	$0.30	$0.16

Common shares used in per share calculations:
Basic	67,082	65,959
Diluted	69,153	70,175

CONSOLIDATED BALANCE SHEETS
(In thousands except number of stores)

	May 3,	May 4,
	2003	2002

Assets:
Cash and equivalents	$211,040	$160,293
Merchandise inventories	857,181	752,172
Property and equipment	362,553	358,664
Goodwill, net	115,839	115,839
Deferred income taxes	20,348	21,017
Other assets	35,481	31,539

	$1,602,442	$1,439,524

Debt and Equity:
Trade payables	$166,944	$171,121
Bank debt	—	—
Other liabilities	223,333	217,689
Senior notes due 2009	200,000	200,000
Stockholders’ equity	1,012,165	850,714

	$1,602,442	$1,439,524

Number of Michaels retail stores open	772	713
Inventory per Michaels retail store	$1,059	$1,005